Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces No Trust Income for March 2008

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS RELEASE

For Immediate Release

Austin, Texas March 26, 2008 - Mesa Offshore Trust (OTC symbol-MOSH) announced that there will be no Trust income distribution for the month of March 2008 for Unitholders of record on March 31, 2008.

The Trust did not receive any Royalty income from the Working Interest Owner for the month of March 2008. As of February 29, 2008 the Working Interest Owner estimates that the abandonment accrual for amounts expended and for projected future abandonment expenses for the properties in which the Trust has an interest is approximately $1.4 million net to the Trust. These costs will be deducted from any future gross proceeds on the Royalty properties, which deductions will reduce future Royalty income. As of March 18, 2008 approximately $385,000 of the estimated abandonment expenses has been recouped. In addition, no Royalty income will be distributed to Unitholders until JPMorgan Chase Bank, N.A., in its capacity as Trustee (the “Trustee”), recoups Trust expenses being paid from the reserve that the Trustee has established for anticipated future expenses. As of September 30, 2007, approximately $3.5 million will be withheld by the Trustee from future Royalty income before Trust distributions to the Unitholders will resume. Trust expenditures for the month of March 2008 will be approximately $173,000. Trust expenditures in excess of royalty income received have depleted the Trust’s reserve for Trust expenses to approximately $3,000. On December 3, 2007 the Trust entered into an Amended and Restated Promissory Note with JPMorgan Chase Bank, N.A. as lender (the “Lender”), which amended the Demand Promissory Note (the “Demand Note”) dated September 28, 2007, relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million.  The demand loans will bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law. As of February 19, 2008, approximately $2,315,000 had been advanced to the Trustee for Trust expenses under this demand note and the Trust had unpaid expenses of approximately $300,000.  The maturity date of the Amended and Restated Promissory Note was accelerated effective as of January 22, 2008.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, accruals for future abandonment costs, timing and extent of capital expenditures.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701